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                                                                    EXHIBIT 3.13


                            ARTICLES OF INCORPORATION

                                       OF

                        Energy Services Puerto Rico, Inc.

                                       I.

         The name of the corporation is Energy Services Puerto Rico, Inc.

                                      II.

         The purpose of the corporation is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law.

                                      III.

         The corporation has authority to issue an aggregate of 1000 shares of capital stock, all of which are designated common stock having $0.10 par value per share.

                                      IV.

         Shareholders shall have pre-emptive rights.

                                       V.

         In the election of directors, each shareholder of record shall have the right to multiply the number of votes to which he is entitled by the number of directors to be elected, and to cast all such votes for one candidate, or distribute them among any two or more candidates.

                                      VI.

         If shareholder action or approval is required by law in connection with the amendment of these articles or any merger, consolidation, transfer of corporate assets or dissolution of



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or involving the corporation, such action or approval shall be taken or given only upon the affirmative vote of not less than 51% of the number of shares entitled to vote on the particular question.

                                      VII.

         Whenever the affirmative vote of the shareholders is required to authorize or constitute corporate action, the consent in writing to such action signed only by shareholders holding the necessary proportion of the total voting power on the question which is required by law or by these Articles of Incorporation, whichever requirement is higher, shall be sufficient for the purpose, without the necessity for a meeting of shareholders.

                                     VIII.

         Section 1. Number of Directors. The number of directors of the corporation shall be such number, not less than two nor greater than five, as shall be designated in the by-laws, or if not so designated, as shall be elected from time to time by the shareholders.

         Section 2. Director's Proxies. Any director absent from a meeting of the Board of Directors or any committee thereof may be represented by any other director or shareholder, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.

                                      IX.

         Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock and the redemption price of redeemed shares, which are not claimed



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by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the corporation to pay the dividend, or redemption price or to deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the corporation and the corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the board of directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which reverted to the corporation pursuant to this Article IX to the entity who or which would be entitled thereto had such reversion not occurred.

                                       X.

         The name and post office address of the incorporator is:

                  Charles B. Mayer
                  Energy Centre
                  1100 Poydras Street
                  Suite 2000
                  New Orleans, LA 70163



                                                 /s/ CHARLES B. MAYER
                                                 -------------------------------
                                                 CHARLES B. MAYER
                                                 Incorporator



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                                 ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF ORLEANS

         BEFORE ME, the undersigned authority, personally came and appeared Charles B. Mayer, to me known to be the person who signed the foregoing instrument as Incorporator, and who being duly sworn, did acknowledge and declare, in the presence of two witnesses whose names are subscribed to said instrument, that he signed said instrument as his free act and deed for the purposes mentioned therein.

         IN WITNESS WHEREOF, the said appearer and witnesses and I have hereunto affixed our hands on this February 9, 1999, at New Orleans, Louisiana.

WITNESSES:


/s/ GINA BOUGEOIS
---------------------------------

/s/ SHERRI LESSLIE                                     /s/ CHARLES B. MAYER
---------------------------------                      -------------------------
                                                       CHARLES B. MAYER



                                 /s/ [ILLEGIBLE]
                              ------------------------
                                  NOTARY PUBLIC